       As filed with the Securities and Exchange Commission on May 19, 1998.
                               Registration No. 333-
-------------------------------------------------------------------------------
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549
                             ---------------------------
                                      FORM S-8
                               REGISTRATION STATEMENT
                                       Under
                             The Securities Act of 1933
                             ---------------------------
                         FIRST INTERSTATE BANCSYSTEM, INC.
               (Exact Name of Registrant as Specified in its Charter)
                             ---------------------------
                MONTANA                                81-0331430
    (State or Other Jurisdiction of     (I.R.S. Employer Identification Number)
     Incorporation or Organization)

           401 NORTH 31ST STREET
             BILLINGS, MONTANA                        59101
  (Address of Principal Executive Offices)         (Zip Code)
                             ---------------------------
   SAVINGS AND PROFIT SHARING PLAN FOR EMPLOYEES OF FIRST INTERSTATE BANCSYSTEM,
                           INC., AS AMENDED AND RESTATED,
    FIRST INTERSTATE BANCSYSTEM, INC. STOCK OPTION AND STOCK APPRECIATION RIGHTS
                               PLAN, AS AMENDED, AND
           FIRST INTERSTATE BANCSYSTEM, INC. EMPLOYEE STOCK PURCHASE PLAN

                             (Full Titles of the Plans)
                             ---------------------------
                                  Terrill R. Moore
                 Senior Vice President and Chief Financial Officer
                         FIRST INTERSTATE BANCSYSTEM, INC.
                               401 North 31st Street
                              Billings, Montana  59101
                      (Name and Address of Agent for Service)

                                   (406) 255-5300
           (Telephone Number, Including Area Code, of Agent for Service)
                             ---------------------------
                                   With Copy to:

                                 Holland & Hart LLP
                         215 South State Street, Suite 500
                           Salt Lake City, UT  84111-2346
                                   (801) 595-7800
                       ATTENTION:  DAVID G. ANGERBAUER, ESQ.
-------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------



                                             Proposed    Proposed
                                              Maximum     Maximum
                                   Amount    Offering    Aggregate   Amount of
Title of Each Class of             to be     Price Per   Offering   Registration
 Securities to be Registered(1) Registered(2) Share(3)     Price         Fee
--------------------------------------------------------------------------------
Common Stock,
    no par value. . . . . . . .   500,000      $27.50   $13,750,000   $4,057

TOTAL . . . . . . . . . . . . .   500,000      $27.50   $13,750,000   $4,057
--------------------------------------------------------------------------------
-------------------------------------------------------------------------------


1. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's Common Stock, no par value, which are issued or become issuable under the First Interstate BancSystem, Inc. Stock Option and Stock Appreciation Rights Plan, as amended, the Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc., as amended and restated, and the First Interstate BancSystem, Inc. Employee Stock Purchase Plan to prevent dilution resulting from any stock dividend, stock split, recapitalization or other similar transaction.

2    In addition, pursuant to Rule 416(c) under the Securities Act, this
Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc., as amended and restated, described herein.

3    Calculated in accordance with Rule 457(h) under the Securities Act, based upon the weighted average exercise price of $15.36 per share for 135,280 shares of Common Stock which may be issued in connection with outstanding but unexercised options under the First Interstate BancSystem, Inc. Stock Option and Stock Appreciation Rights Plan, as amended; and based upon the latest appraised value of $32.00 per share for 364,720 shares reserved for issuance under the First Interstate BancSystem, Inc. Stock Option and Stock Appreciation Rights Plan, as amended, the Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc., as amended and restated, and the First Interstate BancSystem, Inc. Employee Stock Purchase Plan.

                                   PART II

Item 3.        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

     The following documents filed by First Interstate BancSystem, Inc. (the "Registrant") and the Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc., as amended and restated (the "Savings Plan"), with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

     (a) The Registrant's latest Annual Report, filed pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on Form 10-K, for the fiscal year ended December 31, 1997.

     (b) The Savings Plan's latest Annual Report, filed pursuant to Section 15(d) of the Exchange Act, on Form 11-K, for the fiscal year ended December 31, 1996.

     (c) The Registrant's Quarterly Report on Form 10-Q for the three months ended March 31, 1998.

     (d) All documents filed subsequent hereto by the Registrant and the Savings Plan, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

     The consolidated financial statements of the Registrant as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, that are included in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated by reference in this Registration Statement, and the financial statements of the Savings Plan as of and for the year ended December 31, 1996, that are included in the Savings Plan's Annual Report on Form 11-K for the year ended December 31, 1996, incorporated by reference in this Registration Statement, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as stated in their reports, which are incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the reports of KPMG Peat Marwick LLP, incorporated by reference herein, pertaining to such financial statements and upon the authority of such firm as experts in accounting and auditing.

Item 4.        DESCRIPTION OF SECURITIES.

     The authorized capital stock of the Registrant consists of 20,000,000 shares of common stock without par value (the "Common Stock"), of which 8,021,906 shares were outstanding as of March 31, 1998, and 100,000 shares of preferred stock without par value, none of which were outstanding as of March 31, 1998.

COMMON STOCK

     Each share of the Common Stock is entitled to one vote in the election of directors and in all other matters submitted to a vote of shareholders. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so, subject to the rights of the holders of the preferred stock. Voting for directors is noncumulative.

     Subject to the preferential rights of any preferred stock that may at the time be outstanding, each share of Common Stock has an equal and ratable right to receive dividends when, if and as declared by the Board of Directors out of assets legally available therefor. In the event of a liquidation, dissolution or winding up of the Registrant, the holders of Common Stock will be entitled to share equally and ratably in the assets available for distribution after payments to creditors and to the holders of any preferred stock that may at the time be outstanding. Holders of Common Stock have no conversion rights or preemptive or other rights to subscribe for any additional shares of Common Stock or for other securities. All outstanding Common Stock is fully paid and non-assessable.

     The Common Stock of the Registrant is not actively traded, and there is no established trading market for the stock. There is only one class of Common Stock, with approximately 93% of the shares subject to contractual transfer restrictions set forth in shareholder agreements (as described below) and approximately 7% held by 13 shareholders without such restrictions. The Registrant has the right of first refusal to purchase the restricted stock at the minority appraised value per share based on the most recent quarterly appraisal available to the Registrant. All stock not subject to such restrictions may be sold at a price per share that is acceptable to the shareholder.

     The appraised minority value of the Common Stock represents the estimated fair market valuation of a minority block of such stock, taking into account adjustments for the lack of marketability of the stock and other factors. This value does not represent an actual trading price between a willing buyer and seller of the Common Stock in an informed, arm's-length transaction. As such, the appraised minority value is only an estimate as of a specific date, and there can be no assurance that such appraisal is an indication of the actual value holders of the Common Stock may realize with respect to shares held by them. Moreover, the estimated fair market value of the Common Stock may be materially different at any date other than the valuation dates indicated above.

     Resale of the Common Stock may be restricted pursuant to the Securities Act of 1933, as amended, and applicable state securities laws. In addition, most shares of the Common Stock are subject to one of two shareholders' agreements. Members of the Scott family, as majority shareholders of the Registrant, are subject to a shareholder's agreement ("Scott Agreement").
The Scott family, under the Scott Agreement, has agreed to limit the transfer of shares owned by members of the Scott family to family members or charities, or with the Registrant's approval, to the Registrant's officers, directors, advisory directors, or to the Savings Plan.

     Shareholders of the Registrant who are not Scott family members, with the exception of 13 shareholders who own an aggregate of approximately 600,000 shares of unrestricted stock, are subject to a different form of shareholder's agreement ("Shareholder's Agreement"). The Shareholder's Agreement grants the Registrant the option to purchase Common Stock in any of the following events: 1) the shareholder's intention to sell the stock, 2) the shareholder's death, 3) transfer of the stock by operation of law, 4) termination of the shareholder's status as a director, officer or employee of the Registrant, and 5) total disability of the shareholder. Stock subject to the Shareholder's Agreement may not be sold or transferred by the shareholder without triggering the Registrant's option to acquire the stock in accordance with the terms of the Shareholder's Agreement. In addition, the Shareholder's Agreement allows the Registrant to repurchase any of the Common Stock acquired by the shareholder after January 1, 1994 if the Registrant determines that the number of shares owned by the shareholder is excessive in view of a number of factors including but not limited to (a) the relative contribution of the shareholder to the economic performance of the Registrant, (b) the effort being put forth by the shareholder, and (c) the level of responsibility of the shareholder.

     Purchases of the Common Stock made through the Savings Plan are not restricted by the Shareholder's Agreement, due to requirements of ERISA and the Internal Revenue Code. However, since the Savings Plan does not allow distributions "in kind," any distributions from an employee's account in the Savings Plan will allow, and may require, the Savings Plan trustee to sell the Common Stock. While the Registrant has no obligation to repurchase the Common Stock, it is possible that the Registrant will repurchase the Common Stock sold out of the Savings Plan. Any such repurchases would be upon terms set by the Savings Plan trustee and accepted by the Registrant.

     The Savings Plan, which owns shares of Common Stock, is administered by the Trust Department of First Interstate Bank in Montana ("FIB Montana") a subsidiary of the Registrant, which votes the shares based on the instructions of each participant therein. In the event such participant does not provide the Savings Plan Trustee with instructions, such Trustee will vote those shares in accordance with voting instructions received from a majority of the participants in the Savings Plan.

DIVIDENDS

It is the policy of the Registrant to pay a dividend to all holders of the Common Stock on a quarterly basis. Dividends are declared and paid in the month following the calendar quarter and the amount has historically been determined based upon a percentage of net income for the calendar quarter immediately preceding the dividend payment date. Effective with the dividend for the fourth quarter of 1995 paid in January 1996, the dividend has been 30% of quarterly net income. The Board of Directors of the Registrant has no current intention to change its dividend policy, but no assurance can be given that the Board may not, in the future, change or eliminate the payment of dividends.

DIVIDEND RESTRICTIONS

The holders of Common Stock will be entitled to dividends when, as and if declared by the Registrant's Board of Directors out of funds legally available therefor. As a holding company, the Registrant is a corporation separate and apart from its bank subsidiaries, FIB Montana and First Interstate Bank in Wyoming (together, the "Banks"). The Registrant's ability to pay dividends to its stockholders is dependent upon the cash dividends and interest payments received by the Registrant from the Banks. Dividend and interest payments from the Banks are subject to federal and state banking limitations, generally based on current and retained earnings, imposed by the various federal and state regulatory agencies with authority over the respective Banks. Payment of dividends by the Banks is also subject to each respective Bank's profitability, financial condition, capital expenditures and cash flow requirements. Payment of dividends and interest may also be restricted by applicable banking regulations if such dividends or interest would impair the capital of the respective Banks or constitute an "unsafe or unsound" practice. In addition, there are restrictions and financial covenants in the Registrant's debt instruments which may prohibit the payment of dividends from the Banks to the Registrant and from the Registrant to its stockholders in certain circumstances.

PREFERRED STOCK

     The authorized capital stock of the Registrant includes 100,000 shares of preferred stock. The Registrant's Board of Directors is authorized, without approval of the holders of the Common Stock, to provide for the issuance of preferred stock from time to time in one or more series in such number and with such designations, preferences, powers and other special rights as may be stated in the resolution or resolutions providing for such preferred stock. The Registrant's Board of Directors may cause the Registrant to issue preferred stock with voting, conversion and other rights that could adversely affect the holders of the Common Stock to make it more difficult to effect a change in control of the Registrant.

     In the event of any dissolution, liquidation or winding up of the affairs of the Registrant, before any distribution or payment may be made to the holders of the Common Stock, the holders of preferred stock would be entitled to be paid in full with the respective amounts fixed by the Registrant's Board of Directors in the resolution or resolutions authorizing the issuance of such series, together with a sum equal to the accrued and unpaid dividends thereon to the date fixed for such distribution or payment. After payment in full of the amount which the holders of preferred stock are entitled to receive, the remaining assets of the Registrant would be distributed ratably to the holders of the Common Stock. If the assets available are not sufficient to pay in full the amount so payable to the holders of all outstanding preferred stock, the holders of all series of such shares would share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. The consolidation or merger of the Registrant into or with any other corporation or corporations would not be deemed a liquidation, dissolution, or winding up of the affairs of the Registrant.

Item 5.        INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

Item 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Officers and directors of the Registrant are entitled to indemnification under the Montana Business Corporation Act and pursuant to a Resolution of the Board of Directors of the Registrant dated January 12, 1987. A summary of the indemnification provision in such resolution follows:

     Pursuant to a resolution of the Board of Directors dated January 12, 1987, and under the authority of Section 35-1-414 of the Montana Business Corporation Act, the Registrant shall indemnify each director and officer of the Registrant (including former officers and directors) and each agent of the Registrant serving as a director or officer of a Bank, serving at the specific direction or request of the Registrant (but only to the extent that such director, officer or agent is not indemnified by the Bank or by insurance provided by the Registrant) against judgments, penalties, fines, settlements and reasonable expenses actually and reasonably paid by such director, officer or agent by reason of the fact that he or she is or was a director or officer of the Registrant or such Bank, to the extent provided by and subject to the limitations of the Montana Business Corporation Act.

     Officers and directors of the Registrant are also entitled to indemnification under the Registrant's Bylaws, a copy of which is included as an exhibit hereto.

Item 7.     EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

Item 8.

     1.   EXHIBITS.

Regulation S-K
--------------
 Exhibit                                  Document
 -------                                  --------

    4.1(1) Restated Articles of Incorporation of the Registrant dated February 27, 1986

    4.2(2) Articles of Amendment to Restated Articles of Incorporation of the Registrant dated September 19, 1996

    4.3(2) Articles of Amendment to Restated Articles of Incorporation of the Registrant dated September 19, 1996

    4.4(3) Articles of Amendment to Restated Articles of Incorporation of the Registrant dated October 7, 1997

    4.5(4)    Bylaws of the Registrant

    4.6(5) Specimen of common stock certificate of First Interstate BancSystem, Inc.

    4.7       Shareholder's Agreement for non-Scott family members

    4.8(6) Savings and Profit Sharing Plan for Employees of the Registrant, as amended December 31, 1994

    4.9(4) Amendment to the Savings and Profit Sharing Plan for Employees of the Registrant, adopted September 21, 1995

    4.10(4) First Amendment to the Savings and Profit Sharing Plan for Employees of the Registrant, dated December 20, 1995

    4.11(4) Second Amendment to the Savings and Profit Sharing Plan for Employees of the Registrant, dated July 18, 1996

    4.12(4) Third Amendment to the Savings and Profit Sharing Plan for Employees of the Registrant, dated September 19, 1996

    4.13(4) Fourth Amendment to the Savings and Profit Sharing Plan for Employees of the Registrant, dated January 16, 1997

    4.14(3) Fifth Amendment to the Savings and Profit Sharing Plan for Employees of the Registrant, dated September 18, 1997

    4.15(1) Stock Option and Stock Appreciation Rights Plan of the Registrant, as amended

    4.16      Employee Stock Purchase Plan of the Registrant, dated May 1,
              1998

    4.17(1) First Interstate Stockholders' Agreements with Scott family members

    4.18(6) Amendment to First Interstate Stockholders' Agreement with Scott family members dated September 7, 1995

    5 Opinion of Holland & Hart LLP, as to the legality of securities being registered.

    23.1 Consent of KPMG Peat Marwick LLP, Independent Certified Public Accountants.

    23.2      Consent of Holland & Hart LLP (contained in Exhibit 5).

    24        Power of Attorney (included on page 10 of this Registration
              Statement)

-----------------------

1 Incorporated by reference to the Registrant's Registration Statement on Form S-1, No. 33-84540.

2    Incorporated by reference to the Registrant's Form 8-K dated October 1,
     1996.

3 Incorporated by reference to the Registrant's Registration Statement on Form S-1, No. 333-37847.

4 Incorporated by reference to the Registrant's Registration Statement on Form S-1, No. 333-25633.

5 Incorporated by reference to the Registrant's Registration Statement on Form S-1, No. 333-3250.

6 Incorporated by reference to the Post-Effective Amendment No. 2 to the Registrant's Registration Statement on Form S-1, No. 33-84540.

2.   SAVINGS PLAN UNDERTAKING

     The Registrant has submitted the Savings Plan, including all amendments thereto, to the Internal Revenue Service ("IRS") and has made all changes, if any, required by the IRS in order to qualify the Savings Plan under the requirements of the Employee Retirement Income Security Act of 1974, as amended.

Item 9.        UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and each filing of the Savings Plan's annual report pursuant to
Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES


1.   REGISTRANT

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billings, State of Montana, on May 18, 1998.

                                      First Interstate BancSystem, Inc.



                                      /s/ Thomas W. Scott
                                      -------------------------------------
                                      Thomas W. Scott
                                      President and Chief Executive Officer

                                 POWER OF ATTORNEY

     KNOW ALL PERSONS by these presents that each person whose signature to this Registration Statement appears below hereby constitutes and appoints Thomas W. Scott and Terrill R. Moore, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below, and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that such attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the capacities indicated on May 18, 1998:


             Signature                Title
             ---------                -----
 /s/ Homer A. Scott, Jr.          Chairman of the Board
------------------------------
 Homer A. Scott, Jr.

 /s/ Dan S. Scott                 Director
------------------------------
 Dan S. Scott

 /s/ James R. Scott               Vice Chairman of the Board
------------------------------
 James R. Scott

 /s/ Randy Scott                  Director
------------------------------
 Randy Scott

 /s/ John M. Heyneman             Director
------------------------------
 John M. Heyneman

 /s/ Joel Long                    Director
------------------------------
 Joel Long

                                      10



 /s/ James Haugh                  Director
------------------------------
 James Haugh

 /s/ Thomas W. Scott              President, Chief Executive Officer and Director
------------------------------    (PRINCIPAL EXECUTIVE OFFICER)
 Thomas W. Scott

 /s/ Terrill R. Moore             Senior Vice President, Chief Financial Officer and Secretary
------------------------------    (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)
 Terrill R. Moore



2. SAVINGS AND PROFIT SHARING PLAN FOR EMPLOYEES OF FIRST INTERSTATE BANCSYSTEM, INC., AS AMENDED AND RESTATED

     Pursuant to the requirements of the Securities Act of 1933, the trustee has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billings, State of Montana, on May 18, 1998.

                                      Savings and Profit Sharing Plan for
                                      Employees of First Interstate BancSystem,
                                      Inc., as amended and restated


                                      /s/ Richard C. Fellows
                                      ----------------------------------
                                      By:  Richard C. Fellows
                                      Its:  Trustee

                       FIRST INTERSTATE BANCSYSTEM, INC.

                               EXHIBIT INDEX
Regulation S-K
--------------
   Exhibit              Document
   -------              --------
    4.1(1) Restated Articles of Incorporation of the Registrant dated February 27, 1986

    4.2(2) Articles of Amendment to Restated Articles of Incorporation of the Registrant dated September 19, 1996

    4.3(2) Articles of Amendment to Restated Articles of Incorporation of the Registrant dated September 19, 1996

    4.4(3) Articles of Amendment to Restated Articles of Incorporation of the Registrant dated October 7, 1997

    4.5(4)   Bylaws of the Registrant

    4.6(5) Specimen of common stock certificate of First Interstate BancSystem, Inc.

    4.7      Shareholder's Agreement for non-Scott family members

    4.8(6) Savings and Profit Sharing Plan for Employees of the Registrant, as amended December 31, 1994

    4.9(4) Amendment to the Savings and Profit Sharing Plan for Employees of the Registrant, adopted September 21, 1995

    4.10(4) First Amendment to the Savings and Profit Sharing Plan for Employees of the Registrant, dated December 20, 1995

    4.11(4) Second Amendment to the Savings and Profit Sharing Plan for Employees of the Registrant, dated July 18, 1996

    4.12(4) Third Amendment to the Savings and Profit Sharing Plan for Employees of the Registrant, dated September 19, 1996

    4.13(4) Fourth Amendment to the Savings and Profit Sharing Plan for Employees of the Registrant, dated January 16, 1997

    4.14(3) Fifth Amendment to the Savings and Profit Sharing Plan for Employees of the Registrant, dated September 18, 1997

    4.15(1) Stock Option and Stock Appreciation Rights Plan of the Registrant, as amended

    4.16     Employee Stock Purchase Plan of the Registrant, dated May 1,
             1998

    4.17(1) First Interstate Stockholders' Agreements with Scott family members

    4.18(6) Amendment to First Interstate Stockholders' Agreement with Scott family members dated September 7, 1995

    5 Opinion of Holland & Hart LLP, as to the legality of securities being registered.

    23.1 Consent of KPMG Peat Marwick LLP, Independent Certified Public Accountants.

    23.2     Consent of Holland & Hart LLP (contained in Exhibit 5).

    24       Power of Attorney (included on page 10 of this Registration
             Statement)

---------------------------
1 Incorporated by reference to the Registrant's Registration Statement on Form S-1, No. 33-84540.

2    Incorporated by reference to the Registrant's Form 8-K dated October 1,
     1996.

3 Incorporated by reference to the Registrant's Registration Statement on Form S-1, No. 333-37847.

4 Incorporated by reference to the Registrant's Registration Statement on Form S-1, No. 333-25633.

5 Incorporated by reference to the Registrant's Registration Statement on Form S-1, No. 333-3250.

6 Incorporated by reference to the Post-Effective Amendment No. 2 to the Registrant's Registration Statement on Form S-1, No. 33-84540.